AMERIPRISE FINANCIAL INCREASES SHARE REPURCHASE PROGRAM BY $750 MILLION
COMPANY COMPLETES REPURCHASE FROM BERKSHIRE HATHAWAY AFFILIATES OF $274,624,000 IN STOCK, LEAVING BERKSHIRE HATHAWAY WITH A 9.8% OWNERSHIP STAKE

MINNEAPOLIS -- March 29, 2006 -- Ameriprise Financial, Inc. (NYSE: AMP) announced today that its board of directors has authorized the expenditure of up to $750 million for the repurchase of shares of its common stock through the end of March 2008. This new $750 million authorization is in addition to a previous board authorization to repurchase up to 2 million shares by the end of 2006.

Ameriprise Financial also announced that it has repurchased from Berkshire Hathaway and its subsidiaries 6.4 million shares of Ameriprise common stock representing about 2.3 percent of shares outstanding, for a purchase price of $42.91 per share, leaving Berkshire Hathaway with a 9.8 percent ownership stake. The privately negotiated transaction was completed under the new share repurchase authorization and occurred today at market close. Warren E. Buffett and Berkshire Hathaway have confirmed that they have no current intention to reduce their equity ownership further and have agreed that they will not take action to reduce their ownership percentage below 9.8 percent of Ameriprise's common stock for the foreseeable future.

The repurchase of shares from Berkshire Hathaway was funded from working capital. Ameriprise currently intends to fund additional share repurchases through existing working capital, future earnings and other customary financing methods.

The share repurchase program does not require the purchase of any minimum number of shares, and depending on market conditions and other factors, these purchases may be commenced or suspended at any time without prior notice. Acquisitions under the share repurchase program may be made in the open market, through block trades or other means.

Ameriprise Financial, Inc. is a leading financial planning and services company with more than 12,000 financial advisors and registered representatives that provides solutions for clients' asset accumulation, income management and insurance protection needs. The company's financial advisors deliver tailored solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. The company specializes in meeting the retirement-related financial needs of the mass affluent. Financial advisory services and investments are available through Ameriprise Financial Services, Inc. Member NASD and SIPC. For more information, visit WWW.AMERIPRISE.COM.

Contacts:

INVESTOR RELATIONS:
Laura Gagnon
Ameriprise Financial
612-671-2080
laura.c.gagnon@ampf.com


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Mary Baranowski
Ameriprise Financial
212-640-5174
mary.baranowski@ampf.com

MEDIA RELATIONS:
Paul Johnson
Ameriprise Financial
612-671-0625
paul.w.johnson@ampf.com